Exhibit 99.1

               Moog Announces $50 Million Contract From Airbus

    EAST AURORA, N.Y., Aug. 24 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE:
MOG.A and MOG.B) announced today that it has been selected by Airbus Military to supply flight controls for the new-generation military airlifter, the A400M. The initial contract for approximately $50 million covers the development phase beginning immediately as well as the production of the first 180 aircraft. Deliveries are scheduled to begin in 2009 and will run through approximately 2018. This win will increase sales in future years but does not change the Company's recently disclosed outlook for its fiscal year 2005.

    The Airbus Military A400M is a new multi-role air transport for use in strategic, tactical, and in-theatre operations. The A400M has more than twice the payload and volume of the transports it will replace. It also has an air-to-air refueling capability both as a donor and receiver. Seven European NATO countries have committed as launch customers to a total of 180 aircraft. Airbus Military foresees a further export market for around 200 aircraft over the next 15 years in addition to the initial launch order.

    Moog is responsible for the design, manufacture, and integration of eight fly-by-wire servoactuators for control of the aircraft's primary flight surfaces. These include conventional electrohydraulic actuators for the aileron, elevator, and certain spoilers, plus advanced technology electrohydrostatic actuators for positioning additional spoiler panels.

    "We're delighted to have the opportunity to work with Airbus on this important new military transport," said R.T. Brady, Chairman and CEO. "We look forward to using our extensive capabilities in the latest technologies to provide their fleet with enhanced performance. Also, we want to acknowledge the enthusiastic efforts of Senator Hillary Clinton in her support of our Company's campaign to win this program at Airbus."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

SOURCE  Moog Inc.
    -0-                             08/24/2004
    /CONTACT:  Susan Johnson, Moog Inc., +1-716-687-4225, or fax,
+1-716-687-4595/
    (MOGA MOGB)

CO:  Moog Inc.; Airbus Military
ST:  New York
IN:  TRN AIR ARO
SU:  CON